Exhibit 10.4

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality requested. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the United States Securities and Exchange Commission.

EXECUTIVE EMPLOYMENT AGREEMENT

Madrid, 1 June, 2009

TOGETHER:

NOVELL SPAIN, S.A., with registered office in C/. José Echegaray, 8, edificio 3, planta 1a, oficinas 5 y 6, Parque Empresarial Alvia (Las Rozas, 28230 Madrid). Fiscal Identification Number A79940714 and Social Security Contribution Account Code 28048338110 (“Company”), represented by Ryan L. Richards acting as Director of Novell Spain, SA. As the term is used below, the “Novell Group” shall mean Novell, Inc. and all of its subsidiaries including, without limitation, Novell. Spain, SA.

AND, Mr. JAVIER FERNÁNDEZ COLADO, of legal age, of Spanish nationality, holder of Fiscal and National Identity Card number [***], Social Security affiliation number [***], and resident in [***] Madrid (“Mr. Fernández Colado”).

DECLARE

I. That the Company wishes to cover the role of Senior Vice President-EMEA, which is a multi-territorial position within the Novell Group based in Madrid and with direct reporting line to Novell Inc. Chief Executive Officer (“Novell Inc. CEO”).

II. That Mr. Fernández Colado was initially hired by Novell Spain, SA on 27 February, 2006 as Area Vice President and General Manager, that he was later promoted to Vice President, Global Channel Sales, and that, on April 1, 2009, he was offered the position of Senior Vice President-EMEA, subject to the execution of this contract.

III. That the proposal for the provision of the above labour services has been put to Mr. Fernández Colado and is brought to effect with the signing of this indefinite employment contract (“Contract”).

IV. That, therefore, both parties declare their willingness to execute and interest to formalise this Contract, subject to the provisions of the Royal Decree 1382/1985 of lst August, based on mutual trust between the parties and in accordance with the following terms:

1.	Commencement of Employment

1.1	This Contract has an indefinite duration and Mr. Fernández Colado shall commence his rendering of labour services for the Company on the date on which his long - term International assignment to the United States comes to an end on the terms established on clause 2 herein.

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1.2	Mr. Fernández Colado warrants that he is free to take up the employment and that there are no restrictions or terms in any contract or agreement whether verbal or otherwise which could prevent or hinder the performance of his duties to the Company and that the fulfillment of his duties and obligations pursuant to this Contract will not give rise to any claim against or liability on the part of the company. If at any time, the Company becomes aware that such restrictions exist or that any such claims are made, the Company may impose the corresponding sanction upon Mr. Fernández Colado consisting in the dismissal for the relevant breach.

2.	Job Title and Duties

2.1	Mr. Fernández Colado will render his services in name of and within the organisation and management of the Company and Novell Group as “Senior Vice President-EMEA.” At any time and at the Company and/or the Novell Group absolute discretion, territories may be added or removed depending on business needs.

2.2	While Mr. Fernández Colado’s title for internal recordkeeping purposes within Novell will be Sr. Vice President-EMEA, the Company agrees that Mr. Fernández Colado may use the title President-EMEA for external purposes.

2.3	During his rendering of services, Mr. Fernández Colada will always act in the interests of the Company and the Novell Group and carry out all tasks or duties entrusted to him, reporting to the Novell Inc. CEO. Territories and/or reporting line may be changed, from time to time, at the Company and/or the Novell Group total discretion.

3.	United States long-term International assignment termination

3.1	Both parties agree that on July 31, 2009 the long-term International assignment to the United States will be terminated, which will imply Mr. Fernández Colado’s return to Spain with the aim that he starts to render his duties as “Senior Vice President-EMEA”.

3.2	The Company commits itself to assume Mr. Fernández Colado’s return costs to Spain up to a total limit of FIFTY THOUSAND US DOLLARS ($ 50,000).

4.	Full-Commitment Covenant

4.1

In accordance with article 8 of the Royal Decree 1382/1985, 1st August, Mr. Fernández Colado undertakes not to provide his services to any other person or entity for the full term of this Contract except with the prior written authorisation of the Novell Inc. CEO.

4.2	In the event of a breach of this commitment the Company will be entitled to demand the relevant damages compensation and the corresponding employment disciplinary measures in accordance to legislation in force.

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5.	Remuneration Structure

5.1	In exchange for Mr. Fernández Colado’s services established in this Agreement, the Executive shall receive a gross fixed annual remuneration of EUROS THREE

HUNDRED TWELVE THOUSAND (€312,000). This amount will be paid in 12 equal instalments, by means of a bank transfer to the bank account designated by Mr. Fernández Colado, before the last day of the month to which the payment refers.

The base salary remunerates and includes the full services to be rendered by Mr. Fernández Colado according to his work position and the circumstances deriving from his responsibilities in the Novell Group at a multiterritorial level.

5.2	Mr. Fernández Colado could be eligible to receive, in addition to the base salary, an annual, gross, variable target bonus of 100% of the annual base salary stated in clause 5.1 above (the “Bonus”). The Bonus is discretionary and variable and will be calculated depending on the fulfillment of the specific objectives established by the Company.

This annual on-target variable income will be structured in accordance with the Company’s applicable policy and rules on this matter and at the Company’s discretion. Mr. Fernández Colado will be fully informed on his targets for each corresponding year, as well as on any modification or changes that the Company and/or the Novell Group may decide on this annual on-target variable income or its rules.

5.3	On April 7, 2009, the Compensation Committee of the Novell, Inc., Board of Directors (the “Committee”) approved a grant of a non-qualified stock option award (“Option Award”) to Mr. Fernández Colada to purchase shares of Novell common stock.

The date on which the Committee approved the Option Award is the Grant Date.

The number of shares of common stock underlying the Option Award is (i) based on an Option Award value of USD $175,000 and (ii) calculated using the option valuation methodology currently in effect as determined by Novell.

Subject to Mr. Fernández Colado’s continued employment with Novell, the Option Award will vest 25% on the first yearly anniversary of the Grant Date. Thereafter, the remainder of the Option Award will vest an additional 2.08% on each monthly anniversary of the Grant Date.

The term of the Option Award is eight (8) years.

The exercise price per share of the Option Award will be determined pursuant to the option plan (the “Option Plan”) under which the Option Award is granted.

The remaining terms and conditions of the Option Award, will be as set forth in Novell Inc.’s standard stock option agreement (the “Option Agreement”) and the Option Plan under which the Option Award is granted, both of which will be provided to Mr. Fernández Colado after and in the event that the Committee approves the Option Award.

In the event of any conflict between this paragraph and the Option Agreement and/or the Option Plan, the terms of the Option Agreement and/or the Option Plan, as the case may be, will govern.

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5.4	On April 7, 2009, the Committee approved an award of restricted stock units (the “RSU Award”). The date on which the Committee approved the RSU Award is the Grant Date. The number of RSUs is (i) based on an award value of $USD175,000 and (ii) determined on the Grant Date in accordance with Novell’s established procedures.

Subject to Mr. Fernández Colado’s continued employment with Novell, the RSUs will vest 25% per annum on the first four yearly anniversaries of the grant date.

These units will be subject to applicable taxes and/or withholdings as may be required by the laws of the local jurisdiction.

The remaining terms and conditions of the RSUs will be as set forth in Novell’s standard RSU award agreement (the “RSU Agreement”) and the plan under which the RSUs are granted (the “RSU Plan”), both of which will be provided to Mr. Fernández Colado after and in the event that the Committee approves Mr. Fernández Colado’s RSUs.

In the event of any conflict in terms between this paragraph and the RSU Agreement and/or the RSU Plan, the terms of the RSU Agreement and/or the RSU Plan, as the case may be, will govern.

5.56	The above-agreed remuneration structure will be subject to periodic review in line with the Company’s general remuneration review process.

5.6	Any salary review and the agreed remuneration shall absorb any statutory increase in accordance with the legislation in force .

6.	Company Car

6.1	The Company shall place an executive level vehicle at Mr. Fernández Colado’s disposal for professional and personal (with a maximum of 2/7) use on the basis of a leasing or renting, which will be inclusive of maintenance and car insurance.

6.2	The Company shall assume the relevant cost for the leasing or renting of the vehicle.

6.3	Personal use of the car will be allowed provided that Mr Fernández Colado is the holder of a valid driving license in Spain and any other countries he uses the car in. In case of withdraw of his driving licence for any reason, Mr. Fernández Colado will immediately stop to use the vehicle and inform the Company.

6.4	Mr. Fernández Colado hereby expressly waives any right that he or any member of his family or third party may have to make a claim against the Company for any losses and damages suffered arising from the personal use of the vehicle.

6.5	Mr. Fernández Colado undertakes to pay any tax or fine arising from the personal use of the vehicle and shall not allow the vehicle to be used by a third party except for those individuals expressly registered as usual drivers of the car in the leasing or renting contract.

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6.6	Mr. Fernández Colado undertakes to properly return the vehicle promptly upon termination of this Contract.

7.	Benefits and Reimbursements of Expenses

7.1	Mr. Fernández Colado shall enjoy any corporate benefits corresponding to his position with the Company in accordance with the Group’s policies.

7.2	The Company shall continue to make contributions to a pension plan in favour of Mr. Fernández Colado. Company’s contributions will be determined depending on the amount Mr. Fernández Colado contributes. The Company agrees to contribute the same amount with a maximum limit of 10% of the annual gross base salary of Mr. Fernández Colado agreed in Clause 5.1.

7.3	Mr. Fernández Colado shall be entitled upon presentation of receipts and in accordance to Group’s Expense Reimbursement Policy, to the reimbursement of his reasonable expenses incurred in the exercise of his duties and subject to the Company’s approval.

8.	Absence and Sickness

8.1	In case of absence through illness or other unavoidable cause, Mr. Fernández Colado must notify it to the Company, on the first day of absence, notwithstanding the relevant applicable statutory notifications and procedures under the relevant Social Security regulations.

9.	Annual Leave

Mr. Fernández Colado shall, in addition to Madrid public and bank holidays, be entitled to 30 calendar days’ paid holiday per year, which could be enjoyed over several periods of time, according to the needs of the Company and as agreed by the same.

10.	Place and Hours of Work

10.1	Due to the complexity of Mr. Fernández Colado’s role and responsibilities, which are composed of a wide range of multi-territorial responsibilities, although being located in Madrid, Mr. Fernández Colado undertakes his obligation to regularly travel within EMEA and occasionally trips to the United States as may be required and considered necessary for the performance of the duties entrusted to him by the Company and the Novell Group and which are inherent to his work post.

10.2	Mr. Fernández Colado’s hours of work will be those currently enforceable in the Company. However, such·working time will apply with flexibility for the proper performance of his duties in accordance to the business’ needs.

10.3	Mr. Fernández Colado expressly accepts the above as an integral, essential and substantial part of his duties agreed in the present Contract.

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11.	Data Protection

11.1	Mr. Fernández Colado authorises that the personal data stated in this Contract may be inserted in one or more personal data files for which there is the Data Controller (as defined in the Law 15/1999 dated December 1999 on Personal Data Protection, “Ley Organica 15/1999, dated 13 de diciembre, de Protecci6n de Datos de Caracter Personal”). The purpose of the personal data file/s is (i) the management of the relationship between Mr. Fernández Colado and the Company, as an employee of the Company; (ii) the production of lists, directories, bulletins, newsletters and other documents alike, to be used internally by the staff of the Company and the Novell Group on an international basis; and (iii) the promotion of the professional profile of Mr. Fernández Colado.

11.2	Mr. Fernández Colado hereby express and give his express and unequivocal consent to the Company to (i) process his personal data in accordance with the purposes set forth above; (ii) assign or transfer his personal data to other entities belonging to the Novell Group in order to carry out the data processing, in accordance with the purposes set forth above; and (iii) transfer internationally his personal data (including to those countries which do not offer the same level of protection regarding the data processing as that offered under Spanish law) for the purposes stated above

11.3	Mr. Fernández Colado is hereby informed about his right to access, to rectify, to erase his personal data; and/or to raise a complaint concerning the manner in which his personal data is processed. These rights may be exercised by Mr. Fernández Colado by sending a letter requesting the exercise of the right that he deems necessary, to the Manager of the Human Resources of the Company, duly signed and including his name, family name, address and a photocopy of his identity card (NIF) or any other valid supporting document.

11.4	Mr. Fernández Colado hereby undertakes to communicate the Company, as soon as any modifications take place changes in his civil status, domicile, number of dependant children and any other circumstances that may affect his Social Security contributions, or to the taxes or other commitments.

12.	Intellectual Property

12.1	Without detriment to law 11/1986, Mr. Fernández Colado acknowledges that any result or product explicitly or implicitly derived from his work belongs to the Company. Specifically, the Company will own exploitation rights relating to Mr. Fernández Colado’s innovation at work, including the right to pass them on to a third party without Mr. Fernández Colado’s prior consent and without his recognition.

12.2	Both parties expressly agree that the compensation deriving from the above-referred issues is specifically included in base salary agreed in Clause 6.1 above.

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13.	Equipments Provided to Mr. Fernández Colado

13.1	The Company and the Novell Group may provide Mr. Fernández Colado as a work tool or instrument, the necessary equipments (telephone, fax, cellular phone, laptop, etc.) for the performance of the duties inherent to his post, according to the needs and activity of the Company. Consequently, the use of these tools shall be subject to the following:

(a) solely and exclusively for corporate and professional ends, as a work tool or instrument for the performance of his duties inherent to his work post; and

(b) it shall be considered acceptable for Mr. Fernández Colado to use said tools for personal purposes, provided to such use is minimal and to the extent strictly necessary without, in any event, Mr. Fernández Colado being permitted to make calls, view, download, send or receive material that does not correspond to or is not appropriate for professional ends or any other kind of illegal material, and he may not store or save on the Company and/or Novell Group’s computers files that are not related to his employment activities.

13.2	By virtue of said work-tool status, the Company expressly reserves its right to adopt the corresponding control measures, which Mr. Fernández Colado accepts. In the event that undue use of these work tools by Mr. Fernández Colado is detected, if he makes calls, views or downloads, sends or receives the material indicated above using a telephone or computer equipment provided by the Company and/or the Novell Group, the pertinent disciplinary measures shall be adopted, including dismissal. Equally the Company may bring the corresponding action as a result of the damages, be they direct or indirect, suffered due to any infringement on this matter.

13.3	This Clause is established by virtue of the Company’s general policy on this matter.

14.	Health and Safety

14.1	The Company shall offer Mr. Fernández Colado an annual medical check-up, which shall be carried out by the corresponding Employer Accidents Mutual Insurance Company (“Mutua Patronal de Accidentes”), without prejudice to any other additional checkups necessary pursuant to regulations in force at any given time.

14.2	Mr. Fernández Colado declares that he has been duly informed and is aware of the duties and responsibilities regarding Health and Safety in the workplace, as well as the occupational risks and the preventive measures relating to the Company’s activities and the content of his duties and work post.

15.	Company and the Novell Group Rules and Procedures

Mr. Fernández Colado undertakes the obligation to be bound by the internal rules, policies and procedures of the Company and the Novell Group which have been provided to him separately including, without limitation, the Code of Business Ethics and its underlying policies. Mr. Fernández Colado also agrees that he will also be bound by any other rules that may come into force during his rendering of labour services.

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16.	Confidentiality

16.1	The parties observe that the principal aspect of the Company’s business is based on a guarantee of total confidentiality. Mr. Fernández Colado undertakes not to disclose to any person or entity, throughout the term and after the end of this Contract, any information relating to business, customers, operations, installations; accounts or finances of the Company or its procedures, methods, transactions, know how, or any other aspect relating to the activity of these entities which Mr. Fernández Colado may know or have known as a result of the provision of his services to the Company, and Mr. Fernández Colado shall act with the greatest diligence to avoid the publication or disclosure of any confidential information relating to these matters.

16.2	The documents, material, files or any other item of any type related to the Company and/or the Novell Group shall be deemed confidential. At the termination date of this Contract for any reason, Mr. Fernández Colado undertakes to return to the Company any type of document, material or support containing confidential information and which is in Mr. Fernández Colado’s possession at the time, and expressly waives any right that may correspond thereto to retain the same.

16.3	Mr. Fernández Colado shall be personally liable, without limitation, for any direct or indirect damages to the Company arising from the breach of this Clause, notwithstanding any appropriate action which the Company is entitled to take against the beneficiary of the information.

17.	Termination

This Contract may be terminated in accordance to the terms stated in the Severance Agreement attached to the present employment contract. Upon termination of his employment, in the event that the aggregate cash value of the payments and benefits to which Mr. Fernández Colado is entitled under the Severance Agreement is less than the payment(s) to which Mr. Fernández Colado is entitled by statute or regulation, Mr. Fernández Colado may elect to receive such statutory termination payments in lieu of the payment and benefits under the Severance Agreement. In the event that Mr. Fernández Colado chooses to receive statutory severance payments, the corresponding sections of the Severance Agreement that provide payments or benefits upon termination shall become null and void and shall be replaced by the payments or benefits to which Mr. Fernández Colado is entitled by statute. However, in no event shall Mr. Fernández Colado be entitled to duplicate payments under both applicable statute(s) and also under the Severance Agreement. In all other events, except for those described in the Severance Agreement, Mr. Fernández Colado shall not be entitled to any additional payments or benefits upon termination of employment pursuant to any Company plan, policy or practice, or under any applicable statute, regulation or common law.

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18.	Post-Contractual Covenant Non-Com petition

18.1	Based on the duties and specialised nature of the functions Mr. Fernández Colado performs and that compromise the object hereof, the Company has both industrial and commercial interest in the proper execution and the entering into the present covenant. Both parties knowing the evident prejudice would be caused to the Company if Mr. Fernández Colado, once the Contract is terminated by the Company for whatever reason, would render services to any company belonging to the same sector, as the privileged information referred to the Company products and methodology used by the Company and the knowledge of the business and clients by Mr. Fernández Colado agree the noncompetition once Mr. Fernández Colado’s services are terminated by the Company, according to the criteria and rules detailed in the Severance Agreement attached to the present employment contract. Provided, however, that the parties acknowledge that if Mr. Colado’s employment is terminated for any reason that results in his eligibility for severance payments under the Severance Agreement, Mr. Fernández Colado’s noncompetition obligations shall apply. The parties agree that the payments and benefits set forth in the Severance Agreement to which Mr. Fernández Colado will be entitled upon termination will be allocated so as to ensure the enforceability of this paragraph.

18.2	Mr. Fernández Colado expressly acknowledges that (i) the Company and the Novell Group have an effective and evident commercial and industrial interest in the regulation of the Post - Contractual Non - Competition covenant, (ii) that the agreed compensation is totally adequate and highly compensate this covenant’s limitations and (iii) that any act or competition act, in case of infringement could cause a very serious economic damage to the Company and/or the Novell Group, given its line on it. .

19.	Duties Upon Termination

Once Mr. Fernández Colado’s effective rendering of services is terminated by any reason and/or ground and independently of any administrative or judicial claims deriving from his termination of effective rendering of services, Mr. Fernández Colada shall forthwith deliver to the Company all documents, statistics, accounts, memoranda, papers, discs, tapes records, credit cards and other items or assets of whatsoever nature or description which may be in his possession or control and relate in any way to the business or affairs or customers of the Company and/or the Novell Group (howsoever the same may have come into his possession and whether or not they or any of them may have been prepared by him) and no such documents or other items as aforesaid nor any part or copy thereof, regardless of the medium on which such copy is stored or held, shall be retained by him.

20.	General

20.1	This Contract and its annexes may be only amended or modified only by virtue of a document signed by or on behalf of the parties hereto.

20.2	This Contract and the Severance Agreement constitute the entire agreement between the parties in relation to its content and revokes and replaces any previous contracts or agreements of any type, whether verbal or written in relation to its content between the parties. Notwithstanding the foregoing, this agreement shall not alter or amend any agreements between Mr. Fernández Colado and Novell, Inc. respecting stock, stock options or restricted stock units, each of which shall remain in full force and effect in accordance with their terms.

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20.3	This Contract shall be governed by Spanish Law (Royal Decree 1382/1985) and any conflict arising in respect of its interpretation shall be dealt with by the Labour Courts of Madrid, the parties hereby expressly renouncing any forum and/or law which might otherwise correspond to them.

20.4	Any headings shall be exclusively for clarification purposes and shall have no bearing on the interpretation of the Contract. Any references made in this Contract for Clauses and paragraphs shall refer to the Clauses and paragraphs herein.

20.5	In this Contract the “Novell Group” means Novell Inc. USA and any company or other entity which is, from time to time:

(a) Its subsidiary; or

(b) a company over which the Company or Novell Inc. has any control; or

(c) any company whose equity share capital is owned as to 20% or more but not more than 50% by the Company or company in the Novell Group.

21.	Versions of the Contract

This Contract is executed in two versions, English and Spanish version. In case of dispute the English version will prevail.

/s/ Ryan L. Richards
The Company
Represented by Ryan L Richards,
Director, Novell Spain, SA
Deputy General Counsel, Novell, Inc.

/s/ Javier Fernández Colado
Mr. Fernández Colado
Sr. Vice President - EMEA

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